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                  TOO, INC. PROJECTS FIRST QUARTER 2003 RESULTS

     NEW ALBANY, Ohio; May 8, 2003 - Too, Inc. (NYSE: TOO) announced today that based on the sales results for the quarter ended May 3, 2003, it expects to report earnings per diluted share of $0.11 to $0.12 for the first quarter 2003 compared to $0.18 for the like period last year.

The company said that the expected earnings decline is due to a 12% drop in net sales for the first quarter compared to a year ago. A fashion misstep that hindered fourth quarter results continued to impact a portion of Limited Too's spring apparel assortment. In addition, colder and more inclement weather, along with ebbing consumer confidence and its consequent effect on mall traffic, also hurt first quarter sales.

Comparable store sales for the quarter ended May 3, 2003 declined 18% versus a 4% increase for the like period last year. Too said that the later Easter holiday this year, and the resultant shift of the redemption period for its spring Too Bucks promotion, are expected to cause a shift of $6.5 to $7.5 million in sales, or the equivalent of 4 or 5 points in comparable stores sales performance, from first quarter to second quarter.

"Inventories at cost per square foot are expected to be up significantly at quarter-end due to the later timing of Too Bucks redemption. However, by the third week of May, inventories at cost per square foot are projected to be about flat with the comparable period last year," said Kent A. Kleeberger, Executive Vice President and Chief Operating Officer for Too, Inc.

The company said that it expects the difficult retail environment for specialty retailers to continue into second quarter. Too is projecting comparable store sales for the quarter ending August 2, 2003 to be down 10 to 12% versus the flat sales performance reported for the like period last year. Earnings per diluted share for the second quarter are estimated to be in the range of $0.04 to $0.07.

The company also said that it has planned a number of new marketing and promotional initiatives for Limited Too's back-to-school selling season, beginning in early July, that should help drive store traffic and communicate a greater opportunity for value to its customers.

Too said that it is not altering its plan to open 50 to 55 new Limited Too stores and 10 to 11 mishmash stores this year. The capital budget for 2003 remains at $23 to $25 million, an amount Too expects to fund with cash on hand and net cash provided by operations.

Too, Inc. is a rapidly growing specialty retailer for girls and young women. At Limited Too, the company sells apparel, swimwear, sleepwear, underwear, footwear, lifestyle and personal care products for active, fashion-aware `tween (ages 7 to 14) girls. Limited Too currently operates 516 stores in 46 states and Puerto Rico and publishes a catalog coinciding with key `tween shopping times throughout the year. Limited Too also conducts e-commerce on its Web site, http://www.limitedtoo.com. Too also operates 17 mishmash stores throughout the U.S., offering

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personal care products, sportswear, intimate apparel, shoes, accessories and lifestyle products for teen girls ages 14 to 19.

Statements made in this press release, including those related to expectations for diluted earnings per share, comparable store sales and inventory levels, are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements.

The following factors, among others, in some cases have affected, and in the future could affect, the company's performance and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns, currency and exchange risks; changes in existing or potential trade restrictions, duties, tariffs or quotas; changes in political or financial stability; changes in postal rates and charges, and paper and printing costs; availability of suitable store locations at appropriate terms; the ability to develop new merchandise; the ability to hire and train associates; and/or other risk factors included in the company's filings with the SEC from time to time, including its Annual Report on Form 10-K filed with the SEC. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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/CONTACT: Robert Atkinson, Too, Inc., 614-775-3739, or batkinson@toobrands.com.